Exhibit (a)(3)


                                AIRBORNE, INC.

                          Offer to Purchase for Cash
                        Any and all of the Outstanding
                    5.75% Convertible Senior Notes Due 2007
                               of Airborne, Inc.
                    (CUSIP Numbers 009269AA9 and 009269AB7)
                                      And
                           Solicitation of Consents

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Subject to the terms and conditions set forth in the Offer to Purchase,
Consent Solicitation Statement and Change in Control Notice, the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on November
17, 2003, unless extended (such time and date, as the same may be extended, the "Expiration Date"). The valid tender of Notes will constitute the giving of Consent with respect to such Notes and the valid withdrawal of tendered Notes will constitute the revocation of Consent with respect to such Notes. Holders may not deliver Consents without tendering the related Notes or revoke Consents without withdrawing the related Notes.
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                                                              October 15, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       Enclosed for your consideration is an Offer to Purchase, Consent Solicitation Statement and Change in Control Notice (as it may be amended or supplemented from time to time, the "Statement") and a related Consent and Letter of Transmittal (as it may be amended or supplemented from time to time, the "Consent and Letter of Transmittal"), relating to the (i) offer (the "Offer") by Airborne, Inc. ("Airborne") to purchase for cash any and all of its outstanding 5.75% Convertible Senior Notes due 2007 (the "Notes") at a price (the "Tender Offer Consideration") equal to $1,080 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding the Acceptance Date (as defined below) and (ii) Airborne's solicitation (the "Solicitation") of consents (the "Consents") from holders of Notes (each, a "Holder") to the proposed amendments (the "Proposed Amendments") to (a) the indenture pursuant to which the Notes were issued and
(b) the registration rights agreement relating to the Notes. All capitalized terms used herein but not otherwise defined shall be ascribed the same meanings to such terms as in the Statement.

       Airborne's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon, among other things, the receipt of Consents from Holders of at least a majority in aggregate principal amount of Notes outstanding (the "Requisite Consents"). If the Requisite Consents are not received, Airborne will not be obligated to accept for purchase or to pay for any Notes and any Notes previously tendered will be returned to the tendering Holders.

       Airborne reserves the right (i) to waive any and all conditions to the Offer, except that the receipt of the Requisite Consents may not be waived,
(ii) to extend or terminate the Offer or (iii) to otherwise amend the Offer in any respect. All conditions to the Offer are more fully described in the Statement under the caption "Principal Terms of the Offer -- Conditions of the Offer."

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Airborne will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by Airborne with Deutsche Bank Trust Company Americas, the depositary for the Offer (the "Depositary"). The date on which Notes are accepted for payment under the Offer is herein referred to as the "Acceptance Date."

       We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by Airborne for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Airborne will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Statement and the Consent and Letter of Transmittal.

       Enclosed is a copy of each of the following documents for forwarding to your clients:

       1. Offer to Purchase, Consent Solicitation Statement and Change of Control Notice, dated October 15, 2003.

       2. A Consent and Letter of Transmittal for your use in the Offer and the Solicitation and for the information of your clients.

       3. A printed form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer and the Solicitation.

       4.     A return envelope addressed to the Depositary.

       DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

       We urge you to contact your clients as promptly as possible in order to obtain their instructions. Notes tendered pursuant to the Offer may be validly withdrawn, and Consents thereby revoked, subject to the procedures described in the Statement, at any time prior to the Expiration Date.

       Please refer to "Procedures for Tendering Notes and Delivering Consents" in the Statement for a description of the procedures which must be followed to tender Notes and deliver a Consent in the Offer.

       Additional copies of the enclosed materials may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, telephone (collect) (212) 269-5550 or (toll free) (888) 887-0082.

                                        Very truly yours,

                                        AIRBORNE, INC.


       Nothing herein or in the enclosed documents shall constitute you or any person as an agent for Airborne, the Trustee or the Depositary, or authorize you or any other person to make any statements on behalf of any of them with respect to the Offer, except for statements expressly made in the Statement or the Consent and Letter of Transmittal.




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